UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2018

HOPE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3200 Wilshire Blvd, Suite 1400, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 639-1700.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On May 11, 2018, Hope Bancorp, Inc. (the “Company”) entered into an indenture (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee, in connection with the sale by the Company of $200 million aggregate principal amount of its 2.00% Convertible Senior Notes due 2038 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $30 million in aggregate principal amount of the Notes on the same terms and conditions (the “Over-Allotment Option”).

The net proceeds from the offering, after deducting the initial purchaser’s discount and the estimated offering expenses payable by the Company, were approximately $196 million. The Company used approximately $76 million of the net proceeds from this offering to repurchase shares of its common stock from purchasers of the Notes in privately negotiated transactions effected through the initial purchaser or its affiliates conducted concurrently with the pricing of the Notes at a purchase price per share equal to the $18.11 per share closing price of the Company’s common stock on May 8, 2018. These repurchases are part of a previously announced $100 million share repurchase program the Company’s board of directors approved in connection with the offering of the Notes. The remaining capacity for repurchases of approximately $24 million is expected to be used in open market or privately negotiated repurchases following the pricing of the Notes as market conditions warrant. The Company expects to contribute the remaining proceeds as additional capital to Bank of Hope, its wholly owned banking subsidiary, to be used by Bank of Hope for general corporate purposes.

The Notes bear interest at a rate of 2.00% per year. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2018. The Notes will mature on May 15, 2038, unless earlier converted, redeemed or repurchased.

The initial conversion rate for the Notes is 45.0760 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $22.18 per share, representing a premium of 22.5% over the closing stock price of $18.11 per share of the Company’s common stock on the NASDAQ Global Select Market on May 8, 2018. The initial conversion rate is subject to adjustment on the occurrence of specified events.

Prior to the close of business on the business day immediately preceding February 15, 2023, the Notes are convertible only under the following circumstances and subject to certain limitations on beneficial ownership, as set forth in the Indenture: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2018 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five consecutive business day period immediately after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 15, 2023, holders may convert their notes at any time until the close of business on the second scheduled trading day immediately preceding the maturity date, subject to certain limitations on beneficial ownership. Upon conversion, the Notes will be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.

The Company may not redeem the Notes prior to May 20, 2023. The Company may redeem all or a portion of the Notes, at the Company’s election, at any time on or after May 20, 2023 for cash. No “sinking fund” is provided for the Notes, which means that the Company is not required to periodically redeem or retire the Notes.

In addition, holders will be able to cause the Company to repurchase all or a portion of their Notes for cash on May 15, 2023, May 15, 2028 and May 15, 2033, and upon the occurrence of a fundamental change. In each such case, the repurchase price would be 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest as provided for in the Indenture. In addition, following certain corporate events that occur prior to May 20, 2023, the Company will increase, in certain circumstances, the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event.

The Notes will be the Company’s general senior unsecured obligations and will rank equally in right of payment with all existing and future unsubordinated debt, and senior in right of payment to all existing and future subordinated debt, including the Company’s outstanding subordinated debentures. The Notes will be effectively subordinated to all of the Company's existing and future secured debt to the extent of the value of the assets securing such debt and any capital leases. The Notes will be structurally subordinated to all of the Company’s subsidiaries’ existing and future indebtedness, including any borrowings outstanding under Bank of Hope’s existing secured credit facility, and other liabilities and obligations, including deposits.

The Indenture does not contain any financial or maintenance covenants or any limitations on the incurrence of indebtedness or the issuance or repurchase of securities by the Company or any of its subsidiaries. The Indenture contains customary covenants and events of default. If an event of default (other than certain events of bankruptcy, insolvency, reorganization or receivership involving the Company or any subsidiary) occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of certain events of bankruptcy, insolvency, reorganization or receivership involving the Company or any of its subsidiaries, 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes will become due and payable automatically. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company elects and for up to 365 days following such a reporting event of default, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 hereto, and the form of Note included as an exhibit to the Indenture and filed herewith as part of Exhibit 4.1

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

The Company offered and sold the Notes, and any additional Notes issued in connection with the Over-Allotment Option, to the initial purchaser in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchaser to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchaser in the purchase agreement entered into between the Company and the initial purchaser.

The Company does not intend to file a registration statement for the resale of the Notes or any of the Company’s common stock issuable upon conversion of the Notes. Any shares of the Company’s common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01. Other Events.

The Company used approximately $76 million of the net proceeds from the Notes offering to repurchase shares of its common stock from purchasers of the Notes in privately negotiated transactions effected through the initial purchaser or its affiliates conducted concurrently with the pricing of the Notes at a purchase price per share equal to the $18.11 per share closing price of the Company’s common stock on May 8, 2018. These repurchases are part of a previously disclosed $100 million share repurchase program the Company’s board of directors approved in connection with the offering of the Notes. Any such share repurchases may have increased, or prevented a decrease in, the market price of the Company’s common stock or the Notes, which could have resulted in a higher effective conversion price for the Notes.

The remaining capacity for repurchases of approximately $24 million is expected to be used in open market or privately negotiated repurchases following the pricing of the Notes as market conditions warrant. Any future repurchases could affect the market price of the Company’s common stock or the Notes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description of Exhibit

Indenture dated May 11, 2018, by and between Hope Bancorp, Inc. and U.S. Bank National Association, as Trustee, including the form of 2.00% Convertible Senior Note due 2038.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hope Bancorp, Inc.

Date: May 11, 2018	/s/ Kevin S. Kim
Name: Kevin S. Kim
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

Indenture dated May 11, 2018, by and between Hope Bancorp, Inc. and U.S. Bank National Association, as Trustee, including the form of 2.00% Convertible Senior Note due 2038.